Exhibit 99.1

For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Agrees to Sell Electronics Business to OM Group

Princeton, NJ, October 8, 2007—Rockwood Holdings, Inc. (NYSE: ROC) has entered into a definitive agreement to sell its electronics business, excluding its business entity in France, to OM Group, Inc. (NYSE: OMG) for approximately $265 million, subject to customary adjustments.  Rockwood’s French electronics business is subject to a put option at the discretion of Rockwood for an additional purchase price, for combined consideration of approximately $315 million.

Rockwood’s electronics business includes its ultra-pure chemicals business, printed circuit board business and its photomasks business.  Last year the segment, excluding its wafer reclaim business, had sales of $187 million and generated Adjusted EBITDA of $35.4 million.

Commenting on the transaction, Seifi Ghasemi, Rockwood’s Chairman and CEO, said, “This is in line with our stated strategy of focusing on our core businesses.   We have already disposed of two non-core businesses and can now focus our management efforts to further enhance our core businesses.”

The transaction is subject to regulatory approval.  Credit Suisse Securities (USA) LLC acted as a financial advisor to Rockwood on the transaction.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3.0 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2006 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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